Exhibit 23.3
Consent of Independent Registered Public Accounting Firm
     We consent to the incorporation by reference in the Prospectus constituting part of this Registration Statement, on Form S-4 of our report dated February 27, 2007, with respect to the consolidated balance sheet of Frontier Financial Corporation as of December 31, 2006 and December 31, 2005, and the related consolidated statements of income, shareowners’ equity and cash flows for the three years ended December 31, 2006, and in our same report, with respect to Frontier Financial Corporation, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which is included in the annual report on Form 10-K of Frontier Financial Corporation, for the year ended December 31, 2006. We also consent to the reference to our Firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.
/s/ MOSS ADAMS LLP
Everett, Washington
September 21, 2007